SWK Holdings Corporation Announces Financial Results for Fourth Quarter and Full-Year 2019

Transformative 2019 Underscored by Strong Finance Results and Enteris BioPharma Acquisition

NASDAQ Uplisting and Share Buyback Authorization Reinstated

Conference Call and Live Audio Webcast Scheduled for Tuesday, March 31, 2020, at 10:00 a.m. ET

Corporate Highlights

•	Core specialty finance segment generated a 12.6% adjusted ROIC and yielding assets increased 4.8% year over year to $175.1 million
•	Closed Enteris Biopharma acquisition
•	SWK Holdings common stock uplisted to Nasdaq Capital Market
•	Board of Directors authorized $2 million stock repurchase plan;
•	CEO Winston Black named as Chairman of the Board

Fourth Quarter and Full-Year 2019 Financial Highlights

•	Total revenue for the quarter ended December 31, 2019 was $9.4 million; excluding the Enteris acquisition, revenue increased 37% y/y to $8.9 million driven by strong core finance segment results
•	Quarterly GAAP net income of $8.8 million, or $0.68 per diluted share, and non-GAAP adjusted net income of $4.8 million, or $0.37 per diluted share
•	For 2019, GAAP net income of $23.8 million, or $1.85 per diluted share, and non-GAAP adjusted net income of $21.4 million, or $1.66 per diluted share
•	Excluding the impact of an operating loss at Enteris BioPharma and other costs associated with the Enteris acquisition, SWK’s core specialty finance business generated adjusted GAAP net income of $24.4 million, or $1.89 per diluted share for 2019, and non-GAAP adjusted net income of $6.2 million, or $0.48 per diluted share, for the fourth quarter 2019.
•	For the fiscal year 2019, SWK earned a 12.6% adjusted return on tangible book value*, (*Numerator is specialty finance division’s adjusted non-GAAP net income; Denominator is shareholders equity less the deferred tax asset, and less Enteris-related intangibles, goodwill and contingent liability)
•	Income producing assets totaled $175.1 million as of December 31, 2019, a 4.8% increase from $167.1 million as of December 31, 2018;
•	Book value per share of $18.31 as of December 31, 2019 vs. $16.47 as of December 31, 2018; Tangible finance assets per share of $14.74

•	For the full year 2019, SWK closed four financings (excludes Enteris transaction) deploying $50.7 million, including $15.0 million deployed to existing portfolio companies in milestones and add-ons;
•	After the close of the fourth quarter 2019, SWK deployed $5.5 million to two existing borrowers;
•	As of March 27, 2020, SWK has approximately $24 million in cash and an additional $6 million availability remaining on a revolving credit facility.

Dallas, TX, March 30, 2020 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the fourth quarter and full-year ended December 31, 2019.

“The past 12 months have been transformative for SWK, marked not only by the robust performance of our specialty finance business and the August 2019 acquisition of Enteris BioPharma, but also the recent uplisting of our stock to the Nasdaq Capital Market,” stated Winston Black, Chairman and CEO of SWK. “These accomplishments underscore a broader growth strategy being implemented by SWK intended to build value for our shareholders and enhance our position as the go-to specialty financing firm for small and mid-sized commercial-stage life sciences companies.”

Mr. Black continued, “With the uplisting to Nasdaq, SWK is now optimally positioned to enhance our visibility within the investment community, increase the liquidity of our stock and broaden our shareholder base. It also adds further validation to the SWK brand and our ability to partner with innovative companies to bring important medical solutions to patients that improve outcomes and lower costs.”

Mr. Black continued, “SWK has built a leadership position as a trusted financing partner for emerging commercial life science companies seeking capital to fund growth opportunities. It is clear that a great need exists for these fundings, as evidenced by the $50.7 million in capital we deployed through our core financing business in 2019. Additionally, as we capitalize on this market need and grow our portfolio, SWK remains committed to maximizing its investment in Enteris BioPharma by bolstering the management team, augmenting its business development and completing the manufacturing expansion.”

Mr. Black concluded, “In closing, the circumstances surrounding the coronavirus, or COVID-19 outbreak remain front and center, and we are monitoring this unprecedented situation closely. As we reported last week, SWK’s operations continue with minimal interruption, and we believe our portfolio is on solid footing. This is due in part to SWK’s focus on investing in small and mid-sized life sciences companies with strong intellectual property protecting commercial products that fill a demand within the healthcare system. Several SWK borrowers are actively contributing to our nation’s fight against COVID-19 through innovative products and diagnostics. As an example, DxTerity Diagnostic’s novel “KEEP AMERICA WORKING” subscription service is an at-home diagnostic that will provide employers a way to reduce the risk of COVID-19 spread while still allowing businesses to operate. Importantly, SWK remains well capitalized with approximately $30 million of cash and revolver availability at the ready to execute our recently authorized stock repurchase plan, support our partner companies, and capitalize on potential investment opportunities as a result of the coronavirus-related market downturn, all with the focus of driving near and long-term value for our shareholders.”

Fourth Quarter 2019 Financial Results

For the fourth quarter 2019, SWK reported total revenue of $9.4 million compared to $6.5 million for the fourth quarter 2018. Revenue primarily consisted of interest and fees earned on our finance receivables as well as pharmaceutical development revenue generated by SWK’s Enteris subsidiary. The increase in revenue was primarily due to a $2.4 million increase in interest and fees earned on new and existing finance receivables and a $0.5 million contribution from Enteris.

Income before taxes for the fourth quarter 2019 totaled $0.6 million compared to $4.26 million for the same period the previous year. The decline is driven by a $4.6 million expense for Enteris intangibles amortization and depreciation, a $1.3 million operating loss for Enteris and a $1.6 million provision for credit loss to the Best ABT royalty to reflect a reduction in expected future royalties, offset by an increase in revenue.

The GAAP net income for the fourth quarter ended December 31, 2019 totaled $8.8 million, or $0.68 per diluted share, compared to $4.6 million, or $0.35 per diluted share for the fourth quarter 2018. For the fourth quarter 2019, the adjusted net income was $4.8 million, or $0.37 per diluted share, compared to $5.1 million, or $0.39 per diluted share, for the fourth quarter 2018.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $175.1 million as of December 31, 2019. This is an increase compared with income producing assets of $167.1 million as of December 31, 2018.

Book value per share was $18.31 as of December 31, 2019, compared to $17.63 as of September 30, 2019 and $16.47 as of December 31, 2018. Tangible financing book value per share, which excludes the deferred tax asset, intangible assets, goodwill, and contingent consideration payable, totaled $14.74. Management views tangible financing book value per share as a relevant metric to value the company’s core specialty finance business.

Tables detailing SWK’s financial performance for the fourth quarter 2019 and the full-year ended December 31, 2019 are below.

Portfolio Status:

During the fourth quarter 2019, the Company deployed $10.0 million in term loan financings, consisting of $5.0 million to new borrower Eton Pharmaceuticals and $5.0 million to existing borrower Misonix, Inc. At the end of the fourth quarter 2019, the weighted average projected effective yield of the finance receivables portfolio was 13.2%, including non-accrual positions, versus 14.4% as of the same time the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

Total portfolio investment activity for the fourth quarter and full-year 2019 and 2018 was as follows (in thousands):

	3 Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Beginning Portfolio	$180,417	$168,882	$169,919	$154,838
Early Payoffs	(10,000)	—	(33,500)	(22,000)
Impairment Expense and Provision for Loan Credit Losses	(1,600)	—	(2,209)	(12,007)
Interest Paid-in-Kind	413	47	1,287	191
Investment in Finance Receivables	10,000	21,720	51,039	90,110
Investment in Marketable Investments	—	—	159	—
Loan Discount Amortization and Fee Accretion (1)	314	(1,006)	78	(1,728)
Net Unrealized Gain (Loss) on Marketable Investments and Warrant Assets	314	(905)	2,068	(642)
Principal Payments Received on Investments	(152)	(17,090)	(4,829)	(23,101)
Realized gains (losses) on sale of investments	—	(204)	—	(208)
Royalty (Paydowns) Accretion	(1,215)	(2,660)	(5,717)	(16,919)
Warrant Investments, Net of Cancellations	157	1,135	353	1,385
Ending Portfolio	$178,648	$169,919	$178,648	$169,919

(1) Includes Interest Income in Excess of Cash Collected and Warrants Received

Portfolio Updates Post Quarter End

After the close of the fourth quarter 2019, the Company deployed $5.5 million to two existing borrowers. As of March 27, 2020 SWK had $6.3 million in unfunded commitments with an additional $0.6 million expected to be funded to an existing borrower during April 2020.

Summary of Corporate and Operational Events

Strong Liquidity Position and Little Leverage

At this time, SWK has approximately $24 million in cash and an additional $6 million available on our revolving credit facility should we need it to increase our cash position and preserve financial flexibility. Unlike business development companies (BDCs) and some investment funds, SWK’s balance sheet is not heavily leveraged.

Uplisting Common Stock to Nasdaq

On January 21, 2020, SWK Holdings announced that its shares of common stock were approved for listing on the Nasdaq Capital Market. Trading on the exchange commenced on January 23, 2020 under the ticker symbol “SWKH.”

CEO Winston Black Named Chairman

On November 21, 2019, SWK Holdings announced that Winston Black, Chief Executive Officer of SWK Holdings, was named Chairman of the Company’s Board of Directors.  Mike Weinberg, SWK’s prior Chairman, remained a member of the Board.

Update on Enteris BioPharma

•	Dr. Gary Shangold Named Chief Medical Officer

On February 10, 2020, Enteris, a biotechnology company developing innovative oral formulations of hard-to-dose peptide- and small molecule-based therapies built around its proprietary drug delivery technology, Peptelligence™, and a wholly-owned subsidiary of SWK Holdings, announced the hiring of Gary A. Shangold, M.D., as Chief Medical Officer (CMO).

Dr. Shangold’s hiring marked the first management appointment at Enteris following the company’s acquisition by SWK Holdings, announced on August 26, 2019. Enteris aims to expand its external, partner-driven programs built around its Peptelligence™ technology platform, as well as its internal pipeline of reformulations. As CMO, Dr. Shangold is responsible for the advancement of Enteris’ external and internal programs, as well as the development of new licensing and partnership opportunities that leverage the Peptelligence™ platform.

•	Enteris Initiates Expansion Manufacturing Facility

Enteris has initiated expansion of its Boonton, NJ manufacturing facility to enable Phase 3 clinical trial material production. Completion of the upgrade, which is being funded by SWK Holdings, is expected in 2020.

•	Cara Therapeutics’ Oral KORSUVA™ Program

On December 3, 2019, Cara Therapeutics, Inc.  announced positive topline results from its Phase 2 dose-ranging trial of Oral KORSUVA™ (CR845/difelikefalin) for the treatment of pruritus in patients with stage III-V (moderate-to-severe) chronic kidney disease (CKD). As announced by Cara Therapeutics, the company aims to complete an End of Phase 2 Meeting with the FDA to enable initiation of a Phase 3 trial of Oral KORSUVA™ in CKD in the second half of 2020.

In addition to the CKD program, Oral KORSUVA™ is currently the subject of two separate, ongoing Phase 2 trials for the treatment of pruritus in patients with primary biliary cholangitis and atopic dermatitis. As announced by Cara Therapeutics, the company expects to report data from both trials in 2020.

The tablet formulation of Oral KORSUVA™ was engineered using Enteris’ proprietary oral delivery technology, Peptelligence™. In August 2019, Enteris and Cara entered into a licensing agreement for Peptelligence™ to advance the ongoing development of Oral KORSUVA™.

Update on Share Repurchase Program
On December 21, 2018, SWK’s Board of Directors authorized a $3.5 million share repurchase program, totaling up to 312,491 common shares. The initial authorized purchase period was December 21, 2018 through May 31, 2019; however, the board reauthorized the share repurchase program in September 2019, which extended through February 29, 2020, and again in March 2020 for the repurchase of up to an aggregate of $2.0 million of the Company’s common shares from time to time through a “10b5-1 trading plan” in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. This program will expire on September 30, 2020 and replaces the program that expired on February 29, 2020.

Adjusted Non-GAAP Net Income

Net income in accordance with GAAP for the three-month period ended December 31, 2019, was $8.8 million, or $0.68 per diluted share.

The following tables provide a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three- and 12-month periods ended December 31, 2019 and December 31, 2018. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and SWK’s warrant, amortization of Enteris intangible assets.

(in thousands, except per share data)	Three Months Ended December 31,		12 Months Ended December 31,
	2019	2018	2019	2018
Consolidated net income (loss)	$8,785	$4,599	$23,828	$6,195
Plus: income tax (benefit) expense	(8,157)	(357)	(6,986)	42
Subtract: gain (loss) on fair market value of equity securities	144	483	144	1,035
Subtract: gain (loss) on fair market value of warrant assets	(508)	397	(362)	(484)
Plus: Enteris intangibles amortization	4,495	—	4,816	—
Adjusted income before provision for income taxes	4,759	5,122	21,440	6,788
Adjusted provision for income taxes	—	—	—	—
Non-GAAP consolidated net income	$4,759	$5,122	$21,440	$6,788
Non-GAAP adjusted basic income per share	$0.37	$0.39	$1.66	$0.52
Non-GAAP adjusted diluted income per share	$0.37	$0.39	$1.66	$0.52
Weighted Average Shares – Basic	12,914	13,026	12,906	13.051
Weighted Average Shares – Diluted	12,923	13,029	12,911	13,054

In the table above, management has deducted the following non-cash items: (i) fair-market value of warrants as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, and (iii) amortization expense associated with Enteris intangible assets.

The following tables provide a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the specialty finance business for the three- and 12-month periods ended December 31, 2019 and December 31, 2018. The table eliminates expenses associated with the acquisition of Enteris, and Enteris operating losses.

(in thousands, except per share data)	Three Months Ended December 31,		12 Months Ended December 31,
	2019	2018	2019	2018
Adjusted income before provision for income taxes	$4,759	$5,122	$21,440	$6,788
Plus: Enteris acquisition expense	103	—	1,151	—
Plus: Enteris operating loss excluding depreciation and amortization	1,296	—	1,760	—
Adjusted specialty finance income before provision for income taxes	$6,158	$5,122	$24,351	$6,788
Adjusted provision for income taxes	—	—	—	—
Non-GAAP specialty finance net income	$6,158	$5,122	$24,351	$6,788
Non-GAAP adjusted basic income per share	$0.48	$0.39	$1.89	$0.52
Non-GAAP adjusted diluted income per share	$0.48	$0.39	$1.89	$0.52
Weighted Average Shares – Basic	12,914	13,026	12,906	13,051
Weighted Average Shares – Diluted	12,923	13,029	12,911	13,054

Conference Call Information:

SWK Holdings will host a conference call and live audio webcast on Tuesday, March 31, 2020, at 10:00 a.m. ET, to discuss its corporate and financial results for the fourth quarter and year end 2019. Interested participants and investors may access the conference call by dialing either:

•	(877) 870-4263 (U.S.)
•	(412) 317-0790 (international)

An audio webcast will be accessible via the Investor Relations section of the Company’s website https://www.swkhold.com/. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on March 31, 2020.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, which is not a metric that is compliant with generally accepted accounting principles in the United States (GAAP). This non-GAAP financial measure is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, and (iii) depreciation and amortization expenses, primarily associated with the Enteris acquisition) and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. This metric should be considered in addition to, and not as a replacement for, the most comparable GAAP measure. The Company is unable to provide preliminary results for the comparable GAAP measure of non-GAAP adjusted net income for the fourth quarter and full-year 2019 results without unreasonable efforts because the exact amount of certain items added to the comparable GAAP measure to determine non-GAAP adjusted net income is not currently determinable until the closing procedures for the quarter and full-year 2019 are complete. Accordingly, the Company is unable to provide reconciliations from GAAP to non-GAAP for non-GAAP adjusted net income without unreasonable effort. It is important to note that the items that are added to the comparable GAAP measure to determine non-GAAP adjusted net income may be material to the Company’s fourth quarter and full-year 2019 results in accordance with GAAP.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialty finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris Biopharma, whose core Peptelligence™ drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
212-375-2664 office

mmcenroe@tiberend.com

SWK HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)
Derived from audited financial statements

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$11,158	$20,227
Interest and accounts receivable, net	2,554	2,195
Marketable investments	1,802	—
Other current assets	1,087	138
Total current assets	16,601	22,560

Finance receivables, net	172,825	166,610
Marketable investments	466	532
Deferred tax asset, net	25,780	22,684
Warrant assets	3,555	2,777
Intangible assets, net	25,113	—
Goodwill	8,404	—
Property and equipment, net	1,292	25
Other non-current assets	336	474
Total assets	$254,372	$215,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,061	$2,581
Total current liabilities	3,061	2,581

Contingent consideration payable	14,500	—
Warrant liability	76	13
Other non-current liabilities	203	11
Total Liabilities	17,840	2,605

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,917,348 and 12,933,674 shares issued and outstanding at December 31, 2019 and 2018, respectively	13	13
Additional paid-in capital	4,432,146	4,432,499
Accumulated deficit	(4,195,627)	(4,219,455)
Total SWK Holdings Corporation stockholders’ equity	236,532	213,057
Total liabilities and stockholders’ equity	$254,372	$215,662

SWK HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
Derived from audited financial statements

	Year Ended December 31,
	2019	2018
Revenues
Finance receivable interest income, including fees	$30,117	$25,978
Pharmaceutical development	621	—
Other	9	12
Total revenues	30,747	25,990
Costs and expenses:
Provision for loan credit losses	2,209	6,179
Impairment expense	—	7,875
General and administrative	7,430	4,866
Depreciation and amortization expense	4,954	17
Pharmaceutical manufacturing, research and development expense	1,176	—
Interest expense	338	160
Total costs and expenses	16,107	19,097
Other income (expense), net:
Unrealized net gain on derivatives	362	484
Unrealized net gain (loss) on equity securities	1,643	(1,035)
Gain (loss) on sale of investments	197	(105)
Income before provision (benefit) for income taxes	16,842	6,237
Provision (benefit) for income taxes	(6,986)	42
Consolidated net income	$23,828	$6,195

Net income per share
Basic	$1.85	$0.47
Diluted	$1.85	$0.47
Weighted Average Shares:
Basic	12,906	13,051
Diluted	12,911	13,054

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
Derived from audited financial statements

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Consolidated net income	$23,828	$6,195
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan credit losses	2,209	6,179
Amortization of debt issuance costs	188	—
Impairment expense	—	7,875
Deferred income taxes	(7,100)	31
Change in fair value of warrants	(362)	(484)
Change in fair value of equity securities	(1,643)	1,035
Gain on sale of investments	(197)	105
Loan discount amortization and fee accretion	(349)	487
Interest paid-in-kind	(1,287)	(191)
Stock-based compensation	530	267
Interest income in excess of cash collected	(82)	(249)
Depreciation and amortization	4,954	28
Changes in operating assets and liabilities:
Interest and accounts receivable	(214)	(558)
Other assets	(205)	202
Accounts payable and other liabilities	(1,734)	(1,296)
Net cash provided by operating activities	18,536	19,626

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(19,719)	—
Proceeds from sale of investments	197	221
Investment in equity securities	(159)	—
Investment in finance receivables	(51,039)	(90,110)
Repayment of finance receivables	43,980	61,706
Corporate debt security principal payment	66	69
Other	(48)	(16)
Net cash used in investing activities	(26,722)	(28,130)

Cash flows from financing activities:
Repurchases of common stock, including fees and expenses	(883)	(1,357)
Debt issuance costs	—	(469)
Net cash used in financing activities	(883)	(1,826)

Net decrease in cash and cash equivalents	(9,069)	(10,330)
Cash and cash equivalents at beginning of period	20,227	30,557
Cash and cash equivalents at end of period	$11,158	$20,227

Supplemental noncash flow activity:
Warrants received in connection with finance receivables	$353	$1,490
Contingent consideration in connection with business combination	$14,500	$—